EXHIBIT 23.1



                          Independent Auditors' Consent


   The Board of Directors
   Johnson Worldwide Associates, Inc.:

   We consent to incorporation by reference in the Registration Statement on Form S-8 of Johnson Worldwide Associates, Inc. of our reports dated November 10, 1994, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of September 30, 1994, and October 1, 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended September 30, 1994, and all related schedules, which reports appear or are incorporated by reference in the September 30, 1994, annual report on Form 10-K of Johnson Worldwide Associates, Inc.



                                      KPMG Peat Marwick LLP



   Milwaukee, Wisconsin
   May 2, 1995